Exhibit 99.2
Philip Morris International Inc.
2019 Fourth-Quarter and Full-Year Results Conference Call
February 6, 2020

NICK ROLLI

(SLIDE 1.)

Welcome. Thank you for joining us. Earlier today, we issued a press release containing detailed information on our 2019 fourth-quarter and full-year results. You may access the release on www.pmi.com or the PMI Investor Relations App.

(SLIDE 2.)

A glossary of terms, including the definition for reduced-risk products, or "RRPs," as well as adjustments, other calculations and reconciliations to the most directly comparable U.S. GAAP measures and our business transformation metrics are at the end of today’s webcast slides, which are posted on our website. Unless otherwise stated, all references to IQOS are to our IQOS heat-not-burn products.

Comparisons are presented on a "like-for-like" basis reflecting pro forma 2018 results, which have been adjusted for the deconsolidation of our Canadian subsidiary, Rothmans, Benson & Hedges, Inc. (RBH), effective March 22, 2019.

(SLIDE 3.)

Today’s remarks contain forward-looking statements and projections of future results. I direct your attention to the Forward-Looking and Cautionary Statements disclosure in today’s presentation and press release for a review of the various factors that could cause actual results to differ materially from projections or forward-looking statements.

It’s now my pleasure to introduce André Calantzopoulos, our Chief Executive Officer. Martin King, our Chief Financial Officer, will join André for the question and answer session.

André.

ANDRE CALANTZOPOULOS

(SLIDE 4.)

Thank you, Nick, and welcome, ladies and gentlemen.

Our 2019 results continued to reflect strong underlying business performances from both our combustible and smoke-free portfolios. IQOS is performing strongly across a broad array of geographies and remains firmly on track to meet our 2021 HTU shipment volume target of 90-100 billion units. Meanwhile, our combustible business continues to perform well, underpinned by solid pricing.

We achieved several important milestones in our transformation to a smoke-free future. This notably included the authorization for a version of our IQOS product from the U.S. Food and Drug Administration through the pre-market tobacco product application pathway and the subsequent commercial launch in Atlanta and Richmond under our licensing agreement with Altria. IQOS is now commercially available in 52 markets worldwide.

(SLIDE 5.)

Let me now take you through the main elements of our full-year results, starting with volume.

Industry total volume for cigarettes and HTUs declined by 2.0%, broadly in line with the historical trend and slightly better than our prior forecast of around 2.5%.

Our shipment volume declined by 1.4%, in line with our previously communicated forecast decline of 1.0% to 1.5%. The outperformance of the industry was driven by HTU share gains of 0.6 points which helped offset cigarette declines, partly impacted by HTU cannibalization.

(SLIDE 6.)

Focusing on the fourth quarter, I would also like to highlight that while the effect of inventory movements across the year was small, the greater shipment volume decline of 4.4% in Q4, 2019 partly reflects unfavorable combustible cigarette inventory movements of 2.3 billion units compared to the prior year quarter, notably due to the EU Region and Japan. We anticipate a partial reversal of this effect in these geographies in the first quarter of 2020.

Fourth quarter in-market sales volumes declined by 3.1%. As previously anticipated in our Q3 remarks, this in-market sales decline primarily reflects the impact of recent pricing actions in Turkey and the Philippines:

•
In Turkey, our cigarette volume decline was due mainly to the impact of two price increases during the year, taken in April and August -- totaling five Turkish Lira per pack, or 44% -- which disproportionately impacted our share given the timing of our pricing vis-a-vis the competition, in addition to the industry decline. In Q4, 2019, our share improved on a sequential basis, but the total market was weak due to a rise in illicit cut tobacco consumption.

•
In the Philippines, our cigarette volume decline mainly reflected a lower total market in the immediate aftermath of industry price increases, though from a volume/mix perspective this was partly compensated by a strong share performance from Marlboro.

(SLIDE 7.)

Heated tobacco unit shipment volume increased by 44% to 60 billion units in 2019. This performance, including shipments of over 17 billion units in the fourth quarter, reflects broad-based growth across our launch markets, with notable contributions from the EU Region, Japan and Russia, and keeps us well on track to deliver our 2021 shipment volume target of 90-100 billion units.

(SLIDE 8.)

This excellent performance means that heated tobacco units now make up nearly 8% of our total shipment volumes, as compared to almost nothing in 2015. We expect this proportion to grow further as our positive momentum on RRPs continues.

(SLIDE 9.)

Turning to our 2019 financial results, net revenues increased by 6.4%, excluding currency, driven by strong pricing for our combustible tobacco portfolio and growth in heated tobacco units.

(SLIDE 10.)

RRP net revenues reached $5.6 billion, or close to 19% of PMI's total net revenues, with IQOS devices accounting for approximately $0.7 billion, or 13% of RRP net revenues. As highlighted previously, this lower proportion of device revenues primarily reflects favorable geographic mix of HTU volume, the longer lifespan of the latest IQOS devices and the impact of device retail price changes in select markets.

(SLIDE 11.)

We recorded a strong combustible tobacco pricing variance of 6.5% in 2019, better than our initial expectations for the year, helped by a broadly rational excise tax and competitive environment. There were notable contributions from Germany, Indonesia and Russia, in addition to the aforementioned pricing in the Philippines and Turkey. This was in line with the average historical variance since the 2008 spin.

(SLIDE 12.)

On a currency-neutral basis, adjusted operating income increased by 11.2%, while adjusted operating income margin grew by an excellent 170 basis points.

This margin expansion was driven by RRP scale effects and favorable geographic mix for HTUs. Additional drivers include pricing in combustibles and the impact of our cost initiatives, where we are firmly on track to reach over $1 billion of efficiencies by 2021, helping to finance growth investments behind RRPs.

To this point, we implemented all our $400 million planned incremental RRP investments in 2019, with the net increase in spend partly offset by higher efficiencies realized as part of our overall cost program.

(SLIDE 13.)

Adjusted diluted EPS increased strongly, growing by 9.9% excluding currency, and exceeding our prior forecast of around 9.5%.

As explained in our third-quarter results, the lower currency-neutral growth in adjusted diluted EPS compared to adjusted operating income reflects higher non-controlling interests and a higher like-for-like tax rate.

(SLIDE 14.)

Our strong operating cash flow of $10.1 billion increased by $0.6 billion, benefiting from a number of working capital initiatives and the timing of certain cash costs related to our Berlin factory optimization.

Capital expenditures of $0.9 billion came in slightly below our full-year assumption of around $1 billion, benefiting from production efficiencies.

(SLIDE 15.)

Turning now to market share, our total international share grew 0.1 point to 28.4%, with lower share for cigarettes, including the impact of cannibalization, more than offset by higher share for heated tobacco units, which reached 2.2%.

The share of our cigarette portfolio declined by 0.5 points, reflecting continued adult smoker out-switching to IQOS -- particularly in the EU Region and Japan -- coupled with lower share notably in Argentina, Indonesia, Korea, and Turkey.

(SLIDE 16.)

Further, despite this out-switching, Marlboro's share of the cigarette category increased by 0.3 points to an all-time high of 10.0%, driven by Indonesia, the Philippines, Saudi Arabia and Turkey.

(SLIDE 17.)

IQOS is now commercially available in 52 markets, representing 44% of the total international market, where our weighted-average geographic coverage within these markets is approximately 60%. This follows the addition of 8 new markets in 2019, including Hungary, Sweden, the UAE, the U.S. and the fourth quarter launch in Mexico, initially focused in select areas of Mexico City.

(SLIDE 18.)

In the latter part of the year we took another important step in our journey towards a smoke-free future with the launch of IQOS 3 DUO which is now available in all of our international IQOS markets, supported by our new Simply Amazing brand campaign. The Simply Amazing campaign focuses on everyday, relatable moments and emotions by showcasing to adult smokers who would otherwise continue to smoke the benefits of switching to IQOS.

This latest addition to the IQOS family was designed with enhanced features to help adult smokers switch more seamlessly from cigarettes. IQOS 3 DUO allows two consecutive uses without recharging the holder, while its charging time is significantly faster compared to IQOS 3 and IQOS 2.4 PLUS.

We have seen positive initial effects on rates of conversion and consumer satisfaction from the roll-out of DUO which offers us encouragement on consumers' response to innovation as we start 2020. We continue to nurture a strong pipeline of future product improvements and innovations for the core IQOS platform.

(SLIDE 19.)

Turning now to a more detailed discussion of RRP performance, we estimate that there were nearly 14 million total IQOS users as of year-end, representing the addition of 4 million adult users over the course of the year. Based on our current momentum, we expect this rate of acquisition to significantly increase in 2020.

We further estimate that 71% of the total -- or close to 10 million IQOS users -- have stopped smoking and switched to IQOS, with the balance in various stages of conversion.

This reflects widespread user growth, with highlights including a near doubling of users in Italy and Germany, a near trebling in Poland, very strong growth in Ukraine and the addition of 1.7 million users in Russia to reach a total of 2.5 million.

(SLIDE 20.)

Let me now take you through the performance of IQOS in 2019. The overall share performance of IQOS HTUs continues to see excellent progress. Indeed, in international markets where IQOS has been commercialized, IQOS HTUs were the third-largest tobacco ‘brand’ in the fourth quarter with 5.5% share, increasing from the number 4 position in Q3. This has been achieved despite not having full national distribution in a number of markets, as mentioned earlier.

(SLIDE 21.)

The continued excellent growth of IQOS reflects progress across a broad range of markets. Our commercialization approach starts with a focus on the key cities within a market, building adult smoker awareness, trial and conversion. On this slide we see the strong offtake share momentum in a number of key cities. This gives us further encouragement as to the potential future growth at the national level as we see increases in both our geographic reach and rates of consumer awareness and trial.

(SLIDE 22.)

In the EU Region, fourth-quarter share for HEETS reached 3.2% of total cigarette and heated tobacco unit industry volume, an increase of 1.5 points, or near-doubling, compared to the fourth quarter of 2018.

On a sequential basis, share growth accelerated in the quarter, increasing by 0.7 points. In-market sales volume also grew 16.1% compared to Q3, 2019.

(SLIDE 23.)

This growth reflects continued strength across a broad range of markets, as detailed in this slide. It is worth noting that IQOS is only present in geographic areas representing approximately 57% of industry total volume in the Region. The quality of consumer acquisition is also high, with conversion rates and registration rates improving over time.

(SLIDE 24.)

IQOS continued its strong performance in Russia in the fourth quarter, with HEETS share up by 3.3 points to reach 5.0%. On a sequential basis versus the third quarter, HEETS share increased by 1.0 point, while in-market sales increased by over 20% to reach 2.9 billion units.

HEETS share growth in the quarter was consistent with the pace of adult smoker adoption and our geographic expansion. We are now commercializing IQOS in cities representing approximately half of the market by total industry volume, compared to an estimated 40% at the end of the second quarter.

(SLIDE 25.)

In Japan, our total reported share for heated tobacco units increased by 2.4 points to reach 17.6% in the fourth quarter, supported by the launch of IQOS 3 DUO and line extensions in our Marlboro HeatSticks and HEETS line-ups.

As we have previously mentioned, total industry and share metrics in Japan are currently somewhat distorted by the low price cigarillo category, which grew rapidly over the past two quarters to reach a total tobacco share of 6% in December. These products presently enjoy a significantly preferential tax treatment, though the tax council of the ruling party has recently announced the closing of this gap over two steps in October 2020 and October 2021. While the growth of this category is likely to be temporary, we plan to enter with the Philip Morris brand in the current quarter to capture our fair share.

(SLIDE 26.)

On a total tobacco view including cigarillos and adjusted for trade inventory movements, the share for our HTU brands increased by 1.5 points versus the prior year quarter, and by 0.6 points sequentially, to 16.9%.

2019 in-market sales volumes for our HTU brands grew 4.2% compared to a total tobacco market, including cigarillos, which declined just over 3% after adjusting for the estimated impact of trade inventory movements. This helped drive growth of the overall heated tobacco category to a fourth-quarter total tobacco share of almost 24%, including cigarillos and adjusted for trade inventory movements.

(SLIDE 27.)

In Korea, there remains a lingering impact on the heated tobacco category of the consumer confusion caused by the KFDA's 2018 communication on tar. The category also remains highly competitive, particularly in the area of non-menthol flavors and related new taste dimensions that are also present in the cigarette category.

HEETS share in the fourth quarter declined by 2.2 points, or by 1.4 points on an adjusted basis. However, on a sequential basis fourth quarter adjusted share was essentially stable, and our segment share continued to grow, supported by IQOS 3 DUO and recent launches that expanded the flavor line-up.

While we are encouraged by this trend, we still have a lot of work to do to reinforce the heated tobacco category's benefits and build upon IQOS's leadership position.

(SLIDE 28.)

A key development in 2019 was the launch of IQOS in the U.S. through our commercial arrangement with Altria. The first IQOS retail stores opened in the initial launch markets of Atlanta and Richmond, marking an historic milestone in providing better alternatives to the 40 million men and women in the U.S. who continue to smoke. While it remains early days in the lead market commercialization, we are excited about this significant opportunity.

As a reminder, IQOS is currently the only heat-not-burn product on the market authorized through the U.S. Food and Drug Administration's PMTA pathway as "appropriate for the protection of public health." We also plan to seek an additional marketing order for the IQOS 3 device in the coming months, which will further support the efforts to convert U.S. adult consumers who would otherwise continue to smoke.

(SLIDE 29.)

Building on the success of our heated tobacco portfolio, we plan to launch our e-vapor product IQOS MESH 2.0 this year. Following consumer confusion around e-vapor in the latter part of 2019, we took the decision to postpone our initial commercial launch. Unfortunately these misperceptions, although moderating, still persist and as such we now plan to launch in the third quarter of this year when we will also reach the optimal capacity to deploy at scale. As a result, we plan a faster acceleration of commercial roll-out through the second half of the year.

It’s worth pausing to briefly consider the dynamics of the international e-vapor market in which IQOS MESH 2.0 will operate. The existing market is concentrated in a small number of geographies, with 10 markets making up around 70% of the approximately 25 million international adult users, which despite numbering almost double that of heated tobacco contribute less than half its retail value. This reflects the heavy existing skew to open tank systems, a low degree of product differentiation and a low rate of full conversion relative to heated tobacco products. Of these 10 markets, 7 also have a meaningful limit on nicotine concentration. The IQOS MESH product has been designed to address these dynamics and will be able to leverage our existing RRP commercial infrastructure and capabilities to drive consumer trial and repurchase. In summary, we are optimistic that IQOS MESH will deliver a superior experience and drive further growth in our business over time.

(SLIDE 30.)

Lastly in terms of the commercialization outlook on RRPs, we also recently announced a global collaboration agreement with KT&G for the commercialization of their smoke-free products outside of Korea. The key rationale for this agreement is to accelerate the growth of the smoke-free category, which will require multiple products providing a wide array of brand, taste, price and technology choices to adult smokers.

The capabilities we have built around RRPs in terms of commercial infrastructure and know-how, technology, scientific substantiation and regulatory engagement are best-in-class. These capabilities can be leveraged to broaden our strong portfolio and innovation pipeline to further drive category growth, including partnerships with others when it makes strategic and economic sense to do so. KT&G has a range of smoke-free products which we see as complementary to ours. We have responsibility for all elements of commercialization of products supplied under the agreement, and we intend to apply a market-by-market approach to deployment.

The agreement will run for an initial period of 3 years, with the intention to expand the market footprint based on commercial success. While we don't disclose the financial terms of such arrangements, this is a royalty-based agreement.

Products sold under the agreement will be subject to careful assessment to ensure they meet the regulatory requirements in the markets where they are launched, as well as PMI’s high standards of quality and scientific substantiation of their harm reduction potential. We are now working towards the first launches later this year. There are no current plans to commercialize KT&G products in the U.S.

With this agreement and our own IQOS MESH launch in 2020, we have an active and exciting year ahead.

(SLIDE 31.)

Turning to 2020 guidance, we forecast reported diluted earnings per share to be at least $5.50, at prevailing exchange rates, compared to reported diluted earnings per share of $4.61 in 2019.

On a like-for-like basis and excluding an unfavorable currency impact of approximately four cents, at prevailing exchange rates, this forecast represents a projected increase of at least 8% versus pro-forma adjusted diluted earnings per share of $5.13 in 2019.

In terms of quarterly phasing, we expect EPS growth, and net revenue growth, to be particularly strong in the first quarter, and notably softer in Q2, 2020.

The first quarter will benefit from the timing of pricing in the Philippines, and a favorable comparison with Q1, 2019 which included the absorption of a substantial excise tax increase in Turkey.

Conversely, performance in the second quarter will likely be impacted by both the comparison to a strong performance in Q2, 2019, and the most pronounced effect of the tax-driven pricing in Indonesia.

It's also worth noting that the higher weighting of growth to markets with significant non-controlling interests seen in the second half of 2019 will continue into the first half of 2020 due to annualization effects.

(SLIDE 32.)

Let me now explain the dynamics in Indonesia in more detail. As we said in December, the industry faces an atypical year of catch-up on excise tax and pricing.

The 2020 excise tax took effect on January 1st, implying a weighted-average excise tax increase of 24% industry-wide, with a 46% increase in the minimum banderole price. While the potential tax pass-on is relatively steep at 14% of the weighted average price, in the context of a two-year stack -- with no excise tax increase in 2019 -- the average percentage increase is broadly in-line with historical levels. The tax increase and the higher banderole price should also give us the opportunity to address the price gaps which impacted our 2019 share performance.

So far between October and January we have announced pricing of 8% on a weighted-average basis, or approximately 60% of the pass-on. To date, some of our competitors are lagging on pricing, and will require a larger catch-up to comply with the new minimum retail price effective April 1st.

We should also highlight the one-time impact on our pricing variance from the lack of any excise tax increase in 2019. With minimal pricing taken in the first 9 months of 2019, we will not benefit this year from the usual annualization effect of increases taken in the prior period. This exceptional dynamic effectively creates a one-off drag on our 2020 pricing variance of over two hundred million dollars.

In line with our prior comments, we expect the total industry, measuring 307 billion units in 2019, to decline by around 6-7% in 2020, with the highest impact likely in the second quarter as the new minimum retail selling price takes effect and the new prices work their way through the trade. With the resumption of pricing this year we expect market dynamics to improve in 2021.

(SLIDE 33.)

Our 2020 guidance reflects certain key assumptions. The most significant, as we noted, is the pricing roll-out in Indonesia which at this stage we assume to dilute our combustible pricing variance to approximately 5% in 2020. While lower than our 2019 pricing variance, this is still very robust and is supported by a generally rational excise tax environment.

In combination with the projected total market decline of 6-7% in Indonesia, at this stage we cautiously assume currency-neutral net revenue growth of around 5%. However, I would reiterate that we remain very confident in our guidance of at least 8% currency-neutral EPS growth.

(SLIDE 34.)

One of the reasons for this confidence is the positive margin outlook, where our efforts to deliver over $1 billion in annualized cost efficiencies by 2021 are bearing fruit, led by important initiatives related to productivity, cost category management, a project-based organization model and other cost efficiencies.

In 2020, we expect cost efficiencies to fully offset expected net incremental RRP investments. With the growing scale and geographic reach of our RRP business, additional investments now primarily reflect variable costs linked to new consumer acquisition and existing user retention, plus new market entries. Consequently the cost per user is improving, with an expected decrease of 25% in our acquisition cost per user in 2020. We expect this increasing leverage of our commercial platform to contribute to an increase in currency-neutral operating income margin of at least 150 basis points in 2020.

(SLIDE 35.)

Moving to the industry volume backdrop, our estimated total market decline is around 3.0% to 4.0% for the year. While this is weaker than the historical average of 2.0% to 3.0%, this very much reflects the temporary situation in Indonesia, which represents around 11% of total industry volume. An additional factor comes from the present growth of the cigarillo category in Japan, which is not included in our cigarette total market calculation.

As shown on the chart, the assumed 6-7% market decline in Indonesia has an expected effect of around 0.7pts on the global industry, with a further 0.3 pts from the growth of cigarillos in Japan. While there are the usual puts and takes elsewhere, together these two temporary impacts fully explain the deviation from the historical average, with underlying fundamentals remaining unchanged.

An additional upcoming development included in our industry forecast is the Tobacco Products Directive ban on menthol cigarettes in the European Union, effective May 2020. Menthol and menthol capsule variants make up around 10% of consumption in the Region, and while we do not expect a significant impact on the overall industry volume decline of 1-2%, this is a further opportunity for IQOS given that menthol HEETS variants are not covered by the ban.

(SLIDE 36.)

We expect PMI shipment volumes in 2020 to again outperform the industry trend, and anticipate a total cigarette and heated tobacco unit shipment volume decline of approximately 2.5% to 3.5%. We expect our shipment volume trends to be slightly better in the second half compared to the first half due to the dynamics already mentioned in Indonesia and Turkey.

While we are not providing a specific 2020 target for heated tobacco unit shipments, we expect continued broad-based growth and remain well on track to meet our shipment volume target of 90 to 100 billion units by 2021.

(SLIDE 37.)

We anticipate a full-year effective tax rate of approximately 23%, consistent with last year, and a relatively stable net interest expense compared to 2019.

We are targeting 2020 operating cash flow of approximately $10.5 billion, subject to year-end working capital requirements and currency movements. This includes the expected one-time adverse impact of new excise payment rules in Australia, and the timing of certain cash costs related to the Berlin factory restructuring. Together these two factors account for an expected unfavorable cash impact of approximately $350 million.

We project total capital expenditures this year to be approximately $1 billion.

(SLIDE 38.)

Summing up a strong year, we made very significant progress in our transformation to a smoke-free future in both our organization and our 2019 business results.

Just over 4 years since the first full-scale IQOS commercial launch in Japan in September 2015, we already have $5.6 billion in RRP net revenues, making up almost one fifth of our business. Importantly, RRP revenues are increasingly accretive to our profits, as evidenced by the strong margin growth seen in 2019, and expected in 2020.

IQOS continues to perform strongly, with 35% growth of HTU in-market sales volumes from an increasing number of markets where close to 10 million adult smokers have already stopped smoking and switched to IQOS. We project the number of new users over the course of 2020 to be significantly higher than 2019 and at a cost per user that is lower, as the large RRP infrastructure investments of the past several years are mostly completed.

We are also very focused on maintaining the leadership of our combustible tobacco portfolio which is delivering robust performance and pricing power.

Despite the temporary headwinds in Indonesia, we are confident in our 2020 guidance and remain well on track to deliver our 2019-2021 compound annual ex-currency growth targets of at least 5% net revenue growth and at least 8% adjusted EPS growth.

Finally, we are confident in our strategy for a smoke-free future and are convinced that our current and future RRP portfolio continues to provide us with the single-largest opportunity to accelerate our business growth and generously reward our shareholders over time.

(SLIDE 39.)

Thank you. Martin and I are now happy to answer your questions.

NICK ROLLI

That concludes our call today. Thank you for joining us. If you have any follow-up questions, please contact the Investor Relations team. Thank you again and have a nice day.